The Board of Directors
HUBCO, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-56489 on Form S-4, of our report dated January 27, 1998, relating to the consolidated balance sheets of MSB Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the 8-K dated May 29, 1998, filed by HUBCO, Inc.




                                        KPMG Peat Marwick LLP


Short Hills, New Jersey
July 6, 1998